Exhibit 99.1

WESTMORELAND COAL COMPANY 9540 South Maroon Circle, Suite 200 Englewood, Colorado 80112 (855) 922-6463 Telephone
NEWS RELEASE
Westmoreland Reports Third Quarter 2014 Results

Englewood, CO – October 23, 2014 - Westmoreland Coal Company (NasdaqGM:WLB) today announced results of the third quarter ended September 30, 2014.

Revenues for the quarter were $337.8 million versus $176.8 million in the same quarter in 2013. Adjusted EBITDA for the quarter was $41.7 million. In recent guidance, the company had projected an Adjusted EBITDA range of $40 to $45 million. Adjusted EBITDA for the third quarter of 2013 was $30.1 million.

Net loss in the quarter was $49.3 million and included charges of $23.7 million of unrealized, non-cash derivative based losses and $3.3 million of restructuring charges.

"A cool summer, low power prices and heavy rains impacted our business during the quarter but we continue to track towards our annual EBITDA guidance range," said Keith E. Alessi, Westmoreland's CEO. "The Canadian integration continues to run ahead of schedule and we have seen efficiencies across that operation."

"We are focused on closing the recently announced Oxford transaction and the associated refinancing of Westmoreland's debt.  We are planning on accomplishing both of these during the fourth quarter."

Westmoreland News Release	Page 1 of 8	October 23, 2014

Safety

Safety performance through the first nine months of 2014 at Westmoreland mines was as follows:

	Reportable	Lost Time
U.S. Operations	1.15	0.71
U.S. National Average	1.67	1.15
Percentage	68.9%	61.7%

	Recordable	Lost Time
Canadian Operations (April 28, 2014 through September 30, 2014)	4.27	0.67

Financial Results

Westmoreland's revenues in Q3 2014 increased to $337.8 million compared with $176.8 million in Q3 2013. Q3 2014 Adjusted EBITDA increased to $41.7 million from $30.1 million in Q3 2013. Net loss applicable to common shareholders increased by $51.7 million, from $2.4 million of income ($0.17 per basic share) in Q3 2013 to $49.3 million ($2.95 per basic share) in Q3 2014.

Revenues increased primarily due to the Canadian acquisition and new customer sales.

Adjusted EBITDA increased due to the Canadian acquisition, but was offset by the ROVA restructuring and unfavorable power prices, the expiration of the Indian Coal Tax Credit, and unfavorable weather impacts.

The large increase in Q3 and year-to-date net losses was driven by numerous factors:

	Three Months Ended September 30,	Nine Months Ended September 30,
	2014	2014
	(In thousands)
Unrealized derivative losses	$(23,691)	$(29,621)
Restructuring charges	(3,266)	(11,207)
Foreign exchange loss	(1,742)	(5,883)
Acquisition and transition costs	(1,616)	(22,079)
Loss on debt extinguishment	(13)	(12,648)
Incremental interest incurred before close of transaction	—	(11,191)
Canadian Acquisition bridge facility commitment fee	—	(4,875)
	$(30,328)	$(97,504)

Coal - U.S. Segment Operating Results

The following table summarizes Westmoreland's Q3 2014 and Q3 2013 U.S. coal segment performance:

	Three Months Ended September 30,
			Increase / (Decrease)
	2014	2013	$	%
	(In thousands, except per ton data)
Revenues	$165,051	$151,881	$13,170	8.7%
Operating income	4,793	9,564	(4,771)	(49.9)%
Adjusted EBITDA	25,173	27,950	(2,777)	(9.9)%
Tons sold - millions of equivalent tons	7.6	6.6	1.0	15.2%

Westmoreland's third quarter 2014 U.S. coal segment revenues and tons sold increased primarily due to new customer sales at our Absaloka Mine. Adjusted EBITDA was negatively impacted by weather impacts.

Westmoreland News Release	Page 2 of 8	October 23, 2014

Coal - Canada Segment Operating Results

The following table summarizes Westmoreland's Q3 2014 and Q3 2013 Canada coal segment performance:

	Three Months Ended September 30,
	2014	2013
	(In thousands, except per ton data)
Revenues	$151,340	$—
Operating loss	(1,453)	—
Adjusted EBITDA	22,307	—
Tons sold - millions of equivalent tons	6.6	—

Operating income was negatively impacted by $2.4 million of restructuring charges.

Power Segment Operating Results

The following table summarizes Westmoreland's Q3 2014 and Q3 2013 power segment performance:

	Three Months Ended September 30,
			Increase / (Decrease)
	2014	2013	$	%
	(In thousands)
Revenues	$21,439	$24,911	$(3,472)	(13.9)%
Operating income (loss)	(26,413)	5,087	(31,500)	(619.2)%
Adjusted EBITDA	(175)	7,816	(7,991)	(102.2)%

Westmoreland's third quarter 2014 power segment revenues and operating income decreased due to the restructured ROVA contract, unfavorable power prices and reduced demand due to cooler than average weather. Operating income was also negatively impacted by $23.7 million of unrealized derivative losses on ROVA's purchased power contracts.

Nonoperating Results

Heritage and corporate expenses for Q3 2014 remained consistent with Q3 2013.

Interest expense for Q3 2014 increased to $21.3 million from $9.9 million in Q3 2013 primarily due to higher debt levels.

Cash Flow, Leverage, and Liquidity

Operating cash flows for the nine months ended September 30, 2014 decreased to $38.2 million, primarily due to incremental interest from higher debt levels, unfavorable impacts of weather, the restructured ROVA contract and unfavorable power prices, and the expiration of the Indian Coal Tax Credit.

Westmoreland's cash position increased primarily due to $56.5 million of net proceeds from the July 2014 equity offering and $37.0 million of proceeds from the Westshore Terminal transaction.

Westmoreland had the following liquidity at September 30, 2014 and December 31, 2013:

	September 30,	December 31,
	2014	2013
	(In millions)
Cash and cash equivalents	$123.7	$61.1
WML revolving line of credit	—	23.1
Corporate revolving line of credit	35.2	20.0
Total	$158.9	$104.2

Westmoreland News Release	Page 3 of 8	October 23, 2014

The Corporate revolving line of credit available capacity was increased to $60 million during the second quarter, and it had no borrowings with outstanding letters of credit in the amount of $24.8 million as of September 30, 2014. The WML revolving line of credit was terminated during the second quarter.

Conference Call

A conference call regarding Westmoreland Coal Company's third quarter 2014 results will be held on Thursday, October 23, 2014, at 10:00 a.m. Eastern Time. Call-in numbers are:

Live Participant Dial In (Toll Free): 844-WCC-COAL (844-922-2625)
Live Participant Dial In (International): 201-689-8584

About Westmoreland Coal Company

Westmoreland Coal Company is the oldest independent coal company in the United States. The Company’s coal operations include sub-bituminous and lignite coal mining in the Western United States and Canada. Its power operations include ownership of the two-unit ROVA coal-fired power plant in North Carolina.

Cautionary Note Regarding Forward-Looking Statements

Forward-looking statements are based on Westmoreland's current expectations and assumptions regarding its business, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. Our actual results may differ materially from those contemplated by the forward-looking statements, including Westmoreland's projections for year-end performance and projections for the performance of the Canadian assets upon integration. Westmoreland cautions you against relying on any of these forward-looking statements. They are statements neither of historical fact nor guarantees or assurances of future performance. Important factors that could cause actual results to differ materially from those in the forward-looking statements include political, economic, business, competitive, market, weather and regulatory conditions.

Any forward-looking statements made by Westmoreland in this news release speak only as of the date on which it was made. Westmoreland undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future developments or otherwise, except as may be required by law.

# # #
Contact: Kevin Paprzycki (855) 922-6463

Westmoreland News Release	Page 4 of 8	October 23, 2014

Westmoreland Coal Company and Subsidiaries
Consolidated Statements of Operations (Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
	(In thousands, except per share data)
Revenues	$337,830	$176,792	$805,989	$500,739
Cost, expenses and other:
Cost of sales	285,524	138,193	670,467	399,142
Depreciation, depletion and amortization	28,175	17,434	68,713	47,257
Selling and administrative	24,434	12,498	68,551	36,354
Heritage health benefit expenses	3,315	4,057	10,246	11,117
Loss (gain) on sales of assets	119	(13)	114	(321)
Restructuring charges	3,265	—	11,207	—
Unrealized derivative loss	23,691	—	29,621	—
Income from equity affiliates	(1,261)	—	(2,060)	—
Other operating loss (income)	—	(3,913)	151	(19,055)
	367,262	168,256	857,010	474,494
Operating income (loss)	(29,432)	8,536	(51,021)	26,245
Other income (expense):
Interest expense	(21,251)	(9,909)	(63,835)	(30,145)
Loss on extinguishment of debt	(13)	—	(12,648)	(64)
Interest income	2,468	301	4,351	878
Loss on foreign exchange	(1,742)	—	(5,883)	—
Other income	118	89	697	287
	(20,420)	(9,519)	(77,318)	(29,044)
Loss before income taxes	(49,852)	(983)	(128,339)	(2,799)
Income tax expense (benefit)	(718)	30	2,979	85
Net loss	(49,134)	(1,013)	(131,318)	(2,884)
Less net loss attributable to noncontrolling interest	—	(3,774)	—	(2,976)
Net income (loss) attributable to the Parent company	(49,134)	2,761	(131,318)	92
Less preferred stock dividend requirements	195	340	664	1,020
Net income (loss) applicable to common shareholders	$(49,329)	$2,421	$(131,982)	$(928)

Net loss per share applicable to common shareholders:
Basic	$(2.95)	$0.17	$(8.49)	$(0.06)
Diluted	$(2.95)	$0.16	$(8.49)	$(0.06)
Weighted average number of common shares outstanding
Basic	16,729	14,592	15,554	14,457
Diluted	16,729	14,927	15,554	14,457

Westmoreland News Release	Page 5 of 8	October 23, 2014

Westmoreland Coal Company and Subsidiaries
Summary Financial Information (Unaudited)

	Nine Months Ended September 30,
	2014	2013
	(In thousands)
Cash Flow
Net cash provided by operating activities	$38,211	$58,469
Net cash used in investing activities	(344,615)	(21,345)
Net cash provided by (used in) financing activities	371,509	(23,247)

	September 30, 2014	December 31, 2013
	(In thousands)
Balance Sheet Data
Total cash and cash equivalents	$123,690	$61,110
Total assets	1,578,508	946,685
Total debt	818,930	339,837
Working capital surplus (deficit)	101,238	(7,989)
Total shareholders' deficit	(264,331)	(187,879)
Common shares outstanding	17,060	14,592

The tables below show how we calculated Adjusted EBITDA, including a breakdown by segment, and reconciles Adjusted EBITDA to net loss, the most directly comparable GAAP financial measure.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
	(In thousands)
Adjusted EBITDA by Segment
Coal - U.S.	$25,173	$27,950	$79,505	$86,886
Coal - Canada	22,307	—	44,295	—
Power	(175)	7,816	3,868	17,096
Heritage	(3,914)	(4,326)	(11,303)	(12,031)
Corporate	(1,683)	(1,319)	(5,909)	(4,171)
Total	$41,708	$30,121	$110,456	$87,780

Westmoreland News Release	Page 6 of 8	October 23, 2014

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
	(In thousands)
Reconciliation of Adjusted EBITDA to net income (loss)
Net loss	$(49,134)	$(1,013)	$(131,318)	$(2,884)

Income tax expense (benefit)	(718)	30	2,979	85
Interest income	(2,468)	(301)	(4,351)	(878)
Interest expense	21,251	9,909	63,835	30,145
Depreciation, depletion and amortization	28,175	17,434	68,713	47,257
Accretion of ARO and receivable	6,969	3,169	16,257	9,507
Amortization of intangible assets and liabilities	75	172	385	498
EBITDA	4,150	29,400	16,500	83,730

Restructuring charges	3,265	—	11,207	—
Loss on foreign exchange	1,742	—	5,883	—
Loss on extinguishment of debt	13	—	12,648	64
Acquisition related costs	1,616	—	22,079	—
Customer payments received under loan and lease receivables	4,545	—	7,830	—
Unrealized derivative loss	23,691	—	29,621	—
Loss (gain) on sale of assets and other adjustments	1,675	(102)	1,232	(608)
Share-based compensation	1,011	823	3,456	4,594
Adjusted EBITDA	$41,708	$30,121	$110,456	$87,780

EBITDA and Adjusted EBITDA are supplemental measures of financial performance that are not required by, or presented in accordance with, GAAP. EBITDA and Adjusted EBITDA are included in this news release because they are key metrics used by management to assess Westmoreland’s operating performance and Westmoreland believes that EBITDA and Adjusted EBITDA are useful to an investor in evaluating our operating performance because these measures:

•
are used widely by investors to measure a company’s operating performance without regard to items excluded from the calculation of such terms, which can vary substantially from company to company depending upon accounting methods and book value of assets, capital structure and the method by which assets were acquired, among other factors; and

•
help investors to more meaningfully evaluate and compare the results of Westmoreland’s operations from period to period by removing the effect of our capital structure and asset base from our operating results.

Neither EBITDA nor Adjusted EBITDA is a measure calculated in accordance with GAAP. The items excluded from EBITDA and Adjusted EBITDA are significant in assessing Westmoreland’s operating results. EBITDA and Adjusted EBITDA have limitations as analytical tools, and should not be considered in isolation from, or as a substitute for, analysis of our results as reported under GAAP. For example, EBITDA and Adjusted EBITDA:

•	do not reflect our cash expenditures, or future requirements for capital and major maintenance expenditures or contractual commitments;

•	do not reflect income tax expenses or the cash requirements necessary to pay income taxes;

•	do not reflect changes in, or cash requirements for, our working capital needs; and

•	do not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments, on certain of our debt obligations.

Westmoreland News Release	Page 7 of 8	October 23, 2014

In addition, although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA and Adjusted EBITDA do not reflect any cash requirements for such replacements. Other companies in our industry and in other industries may calculate EBITDA and Adjusted EBITDA differently from the way that Westmoreland does, limiting their usefulness as comparative measures. Because of these limitations, EBITDA and Adjusted EBITDA should not be considered as measures of discretionary cash available to us to invest in the growth of its business. Westmoreland compensates for these limitations by relying primarily on its GAAP results and using EBITDA and Adjusted EBITDA only as supplemental data.

Westmoreland News Release	Page 8 of 8	October 23, 2014